Exhibit 21.1

SUBSIDIARIES OF DELTA AIR LINES, INC.
AS OF DECEMBER 31, 2006

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION OR ORGANIZATION
Aero Assurance Ltd.	Vermont
ASA Holdings, Inc.	Georgia
Comair Holdings, LLC	Delaware
Comair, Inc.	Ohio
Comair Services, Inc.	Kentucky
Crown Rooms, Inc.	New York
DAL Aircraft Trading, Inc.	Delaware
DAL Global Services, LLC	Delaware
DAL Moscow, Inc.	Delaware
Delta AirElite Business Jets, Inc.	Kentucky
Delta Air Lines, Inc. and Pan American World Airways, Inc. - Unterstutzungskasse GMBH	Germany
Delta Air Lines Dublin Limited	Ireland
Delta Air Lines Private Limited	India
Delta Benefits Management, Inc.	Delaware
Delta Connection Academy, Inc.	Florida
Delta Corporate Identity, Inc.	Delaware
Delta Loyalty Management Services, LLC	Delaware
Delta Technology, LLC	Georgia
Delta Ventures III, LLC	Delaware
Epsilon Trading, LLC	Delaware
Kappa Capital Management, Inc.	Delaware
New Sky, Ltd.	Bermuda
Song, LLC	New York

None of Delta's subsidiaries do business under any names other than their corporate names, with the following exceptions:

Delta Technology, LLC conducts business as Delta Air Lines Technology, Inc. in the following states: Alaska, Arizona, Arkansas, California, Indiana, New Jersey, New Mexico, Oklahoma, and Virginia.